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                                                                    Exhibit 21.1



                    Subsidiaries of Cell Therapeutics, Inc.

                 CTI Technologies, Inc., A Nevada Corporation
            PolaRx Biopharmaceuticals, Inc., A Delaware Corporation
                    PanGenex, Inc., A Delaware Corporation
        Cell Therapeutics (UK) Limited, A Limited Liability Corporation